Exhibit 99.1

IHEARTMEDIA, INC. REPORTS

RESULTS FOR 2014 FOURTH QUARTER AND FULL YEAR

•	Fourth quarter revenues up 1% – Excluding impact of foreign exchange rates, revenues[1] up 3%

•	Fourth quarter OIBDAN[1] up 6% – Excluding impact of foreign exchange rates, OIBDAN[1] up 7.5%

•	Full year revenues up 1% totaling $6.3 billion – Excluding impact of foreign exchange rates, revenues[1] up 2%

•	Full year OIBDAN[1] up 3% totaling $1.8 billion

San Antonio, February 19, 2015 – iHeartMedia, Inc. (OTCBB: IHRT) today reported financial results for the fourth quarter and full year ended December 31, 2014.

“Throughout 2014, we further strengthened iHeartMedia’s position as the leading media and entertainment company in the digital age – building on our one-of-a-kind multi-platform assets that deliver unparalleled reach, scale and impact. We continue to develop powerful marketing solutions for our advertising and brand partners while providing the most live entertainment – with more content and more events in more places on more devices – to the industry’s most engaged audiences, wherever they are,” Chairman and Chief Executive Officer Bob Pittman said. “We once again outperformed the broadcast radio market last year, a testament to our ability to attract advertising dollars to our platform. At iHeartRadio, we recently surpassed 60 million registered users, growing faster than any other digital radio or music service, and our social media presence is stronger than ever with more than 70 million social followers. At outdoor, we saw steady improvement this year in our domestic business, while continuing our strong momentum internationally. We look forward to more progress in 2015, as we continue to run our businesses more efficiently than ever and launch innovative initiatives across our unique mix of broadcast radio, digital, mobile, social and event platforms.”

The Company also announced today that Richard Bressler, currently iHeartMedia, Inc.’s President and CFO, is adding the title of Chief Operating Officer for iHeartMedia, Inc. in order to better reflect his actual role and responsibilities since joining the Company in August 2013.

“Since joining us internally at iHeartMedia, Inc. in 2013, Rich has been an enormously valuable partner, both for me and for our entire company,” said Pittman. “In the last year we have made incredible strides, and Rich has played an important role in operations and finance, as well as strategy, for all of iHeartMedia, Inc. We’re delighted to recognize his contributions by adding this title, which better reflects the impact he has made and will continue to make.”

“Both iHeartMedia and our Outdoor business delivered revenue and OIBDAN growth in 2014, even in the face of a challenging first half of the year,” said Rich Bressler, President, Chief Financial and Operating Officer of iHeartMedia, Inc. “Our focus on improving operating efficiency resulted in virtually flat expenses year over year and OIBDAN growth of 3%. We continued to execute on our revenue and efficiency initiatives that are building a strong foundation for our long-term success, and most importantly, our capital markets activities over the past months – including refinancing approximately $1 billion of our term loans and announcing the sale of a select portfolio of tower assets for up to $400 million – have given us even more financial and operating flexibility.”

Full Year 2014 Results

Consolidated revenues increased 2% to $6.3 billion in 2014 compared to 2013 after adjusting for a $23 million unfavorable impact from movements in foreign exchange rates. Growth at iHeartMedia, International outdoor and our media representation business was partially offset by a decline at Americas outdoor. On a reported basis, consolidated revenue increased 1%.

•	iHeartMedia revenues increased $30 million, or 1%, compared to 2013, driven primarily by political advertising, our traffic and weather business and core national broadcast radio. Higher revenues were partially offset by lower core local broadcast radio and syndication revenues.

•	Americas outdoor revenues decreased $34 million, or 3%, compared to 2013, after adjusting for a $3 million unfavorable impact from movements in foreign exchange rates. On a reported basis, revenues decreased $37 million, or 3%, compared to 2013. Revenue decrease was driven primarily by lower national advertising and lower revenues in our Los Angeles market as a result of our digital boards that became inactive in April 2013. Growth in digital revenues was partially offset by decreases in revenues from traditional product lines.

•	International outdoor revenues increased $72 million, or 4%, after adjusting for a $19 million unfavorable impact from movements in foreign exchange rates. On a reported basis, revenues increased $52 million, or 3%, compared to 2013. Revenue growth was driven primarily by strong performance in Italy, Sweden, France and the UK, as well as in emerging markets, including China and Mexico.

The Company’s OIBDAN1 was up 3% to $1.8 billion in 2014 compared to 2013, both on a reported basis and excluding the effects of movements in foreign exchange rates. Included in the full year 2014 OIBDAN were $37 million of operating expenses and $34 million of corporate expenses related to the Company’s strategic revenue and efficiency initiatives to generate additional advertising dollars and improve operating efficiencies, compared to $37 million and $21 million of such expenses in 2013, respectively. The growth in OIBDAN was impacted by $20 million of litigation expenses in 2014 compared to $23 million in 2013.

The Company’s consolidated net loss totaled $762 million for 2014 compared to a consolidated net loss of $584 million in 2013, due primarily to higher interest expense, higher tax expense resulting from a valuation allowance required in the current year and a gain on sale of marketable securities in 2013, partially offset by increases in operating income resulting from higher revenue.

Fourth Quarter 2014 Results

Consolidated revenues increased 3% to $1.8 billion compared to the fourth quarter of 2013 after adjusting for a $34 million unfavorable impact from movements in foreign exchange rates. On a reported basis, consolidated revenues increased 1% to $1.7 billion.

•	iHeartMedia revenues increased $9 million, or 1%, driven primarily by political advertising and our traffic and weather business. Higher revenues were partially offset by lower core local broadcast radio and syndication revenues.

•	Americas outdoor revenue decreased $1 million, or nearly flat, year over year, after adjusting for a $1 million unfavorable impact from movements in foreign exchange rates. On a reported basis, revenues decreased $2 million, or 1%, compared to 2013. The decrease was driven primarily by lower national revenues. Higher digital revenues were more than offset by a decrease in revenues from traditional product lines.

•	International outdoor revenues increased $31 million, or 7%, after adjusting for a $33 million unfavorable impact from movements in foreign exchange rates. On a reported basis, revenues were down $2 million, or nearly flat, year over year. Revenue growth was driven primarily by strong performance in Europe as well as emerging markets, including China and Mexico.

After adjusting for the movements in foreign exchange, the Company’s OIBDAN1 was up 7.5% in the fourth quarter, compared to the same period in 2013. On a reported basis, OIBDAN was up 6% to $562 million for the quarter compared to the same period in 2013. Consolidated operating expenses decreased primarily as a result of lower expenses at iHeartMedia, resulting primarily from execution of efficiency initiatives, partially offset by higher variable expenses at International outdoor in connection with higher revenues. Corporate expenses increased $19 million. Included in the 2014 fourth quarter OIBDAN were $11 million of operating expenses and $9 million of corporate expenses associated with the Company’s strategic revenue and efficiency initiatives, compared to $12 million and $6 million of such expenses in the prior year, respectively. OIBDAN growth was impacted by $17 million of litigation expense during the fourth quarter of 2014 compared to $2 million in the fourth quarter of 2013.

The Company’s consolidated net loss was $50 million in the fourth quarter of 2014 compared to a consolidated net loss of $302 million in the same period of 2013. The decrease was due primarily to higher operating income, resulting primarily from higher revenue and the impact of equity in losses of nonconsolidated affiliates and a loss on extinguishment of debt recognized in the fourth quarter of 2013. These increases were partially offset by higher interest expense in the fourth quarter of 2014 as compared to the prior year.

Key Highlights

The Company’s recent key highlights include:

iHeartMedia

•	Surpassing 60 million iHeartRadio registered users, as of January 2015, growing 37% year over year. iHeartRadio’s total listening hours were up 14% over the fourth quarter of 2013, while downloads and upgrades increased to 513 million. Mobile represented 60% of iHeartRadio’s total listening hours during the fourth quarter of 2014. iHeartRadio’s brand awareness reached 75% in December, an impressive milestone in just three years.

•	Launching “iHeartMedia SoundBoard,” a new multiplatform, audio-centric branded content studio that will invite brands to collaborate with iHeartMedia’s portfolio of talent and personalities to produce original long- and short-form audio, video and experiential storytelling that moves seamlessly across radio, apps and events.

•	Launching seven new integration partnerships with connected home, automotive, gaming and other brands that will feature iHeartRadio on more than a dozen new devices in the marketplace – including the new Google Cast Ready for Audio; Sony’s PlayStation®4 and PlayStation®3 systems, and select TiVo devices, among others.

•	Staging the first-ever iHeartRadio Fiesta Latina on November 22 in Los Angeles, featuring live performances by Latin music’s biggest superstars including Pitbull and Ricky Martin, among many others. Fiesta Latina sponsorship partners included Sprint, Chase, Corona, Ford, JCPenney, Pepsi and State Farm®.

•	Staging the second annual iHeartRadio Country Music Festival in Austin, Texas, featuring live performances from country music’s biggest superstars, including Tim McGraw, Rascal Flatts and Brad Paisley, among others. This year’s show will be hosted by iHeartMedia’s nationally-syndicated Country music personality Bobby Bones.

•	Announcing the iHeartRadio Music Awards will return for its second year on Sunday, March 29 from LA’s historic Shrine Auditorium. The show will again be broadcast on NBC, and carried live simultaneously on iHeartMedia stations nationwide and across the iHeartRadio digital music platform.

•	Announcing the first-ever iHeartRadio Ultimate Valentine’s Escape at Paris Las Vegas, the newest of iHeartMedia’s roster of successful nationally-recognized events. The weekend will feature live intimate performances by John Legend and OneRepublic.

•	Naming Adam Denenberg as Chief Technology Officer of the iHeartRadio Network, responsible for developing and executing on new technology initiatives that create dynamic experiences for iHeartRadio listeners, advertisers and partners. Denenberg joined iHeartMedia from The Huffington Post.

Outdoor

•	Installed over 300 new digital displays in international markets for an end of quarter total of over 4,700 displays and 50 new digital billboards in North America for an end of quarter total of 1,175 across 37 markets.

•	Becoming exclusive sales agent for the largest, most technically advanced billboard in Manhattan’s Times Square. Spanning a full city block in one of the most visited, photographed and filmed locations in the world, the new 25,000 square-foot billboard creates a powerful value proposition for advertisers.

•	Winning the Glasgow street furniture contract in which 600 city-owned bus shelters will be fitted with Clear Channel’s “Connect” mobile platform enabling consumers to engage with advertisers by accessing interactive content via their smartphones.

•	Announcing the nationwide expansion of Clear Channel’s super premium digital portfolio in the UK. The state-of-the-art screens, which will be connected through a centralized data management system, will give the world’s biggest brands the chance to target valuable audiences through campaigns that are easier to plan and easier to buy.

Revenues, Operating Expenses and OIBDAN by Segment

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
Revenue[1]
iHM	$854,311	$845,555	1%	$3,161,503	$3,131,595	1%
Americas Outdoor	335,786	337,620	(1%)	1,253,190	1,290,452	(3%)
International Outdoor	466,223	468,476	(0%)	1,708,069	1,655,738	3%
Other	76,683	60,086	28%	260,920	227,864	15%
Eliminations	(17,206)	(17,370)		(65,149)	(62,605)

Consolidated revenue	$1,715,797	$1,694,367	1%	$6,318,533	$6,243,044	1%

Operating expenses[1,2]
iHM	$507,629	$522,291	(3%)	$1,973,667	$1,962,741	1%
Americas Outdoor	195,033	202,493	(4%)	767,583	787,401	(3%)
International Outdoor	342,048	349,946	(2%)	1,377,824	1,350,899	2%
Other	42,278	41,421	2%	167,638	165,512	1%
Eliminations	(17,206)	(17,370)		(65,139)	(62,605)

Consolidated operating expenses	$1,069,782	$1,098,781	(3%)	$4,221,573	$4,203,948	0%

OIBDAN[1]
iHM	$346,822	$323,264	7%	$1,188,054	$1,168,854	2%
Americas Outdoor	140,753	135,127	4%	485,607	503,051	(3%)
International Outdoor	124,175	118,530	5%	330,245	304,839	8%
Other	34,405	18,665	84%	93,282	62,352	50%
Corporate[1,3]	(83,860)	(65,190)		(308,232)	(296,799)

Consolidated OIBDAN	$562,295	$530,396	6%	$1,788,956	$1,742,297	3%

Revenues, Operating Expenses and OIBDAN by Segment Excluding Movements in Foreign Exchange[1]

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
Revenue[1]
iHM	$854,311	$845,555	1%	$3,161,503	$3,131,595	1%
Americas Outdoor	336,952	337,620	(0%)	1,256,610	1,290,452	(3%)
International Outdoor	499,322	468,476	7%	1,727,326	1,655,738	4%
Other	76,683	60,086	28%	260,920	227,864	15%
Eliminations	(17,206)	(17,370)		(65,149)	(62,605)

Consolidated revenue	$1,750,062	$1,694,367	3%	$6,341,210	$6,243,044	2%

Operating expenses[1,2]
iHM	$507,629	$522,291	(3%)	$1,973,667	$1,962,741	1%
Americas Outdoor	195,976	202,493	(3%)	770,548	787,401	(2%)
International Outdoor	367,245	349,946	5%	1,391,332	1,350,899	3%
Other	42,278	41,421	2%	167,638	165,512	1%
Eliminations	(17,206)	(17,370)		(65,139)	(62,605)

Consolidated operating expenses	$1,095,922	$1,098,781	(0%)	$4,238,046	$4,203,948	1%

OIBDAN[1]
iHM	$346,822	$323,264	7%	$1,188,054	$1,168,854	2%
Americas Outdoor	140,976	135,127	4%	486,062	503,051	(3%)
International Outdoor	132,078	118,530	11%	335,994	304,839	10%
Other	34,405	18,665	84%	93,282	62,352	50%
Corporate[1,3]	(84,140)	(65,190)		(305,715)	(296,799)

Consolidated OIBDAN	$570,141	$530,396	7%	$1,797,677	$1,742,297	3%

Certain prior period amounts have been reclassified to conform to the 2014 presentation of financials throughout the press release.

[1]	See the end of this press release for reconciliations of (i) OIBDAN for each segment to consolidated operating income (loss); (ii) revenues excluding effects of foreign exchange to revenues; (iii) direct operating and SG&A expenses excluding effects of foreign exchange to expenses; (iv) OIBDAN excluding effects of foreign exchange to OIBDAN; (v) revenues excluding effects of political revenues to iHM revenues; (vi) corporate expenses excluding non-cash compensation expenses to corporate expenses; and (vii) OIBDAN to net income (loss). See also the definition of OIBDAN under the Supplemental Disclosure section in this release.
[2]	The Company’s operating expenses include direct operating expenses and SG&A expenses.
[3]	Includes Corporate for Clear Channel Outdoor Holdings, Inc. of $31 million and $123 million for the three months and year ended December 31, 2014, respectively. Includes Corporate for Clear Channel Outdoor Holdings, Inc. of $31 million and $117 million for the three months and year ended December 31, 2013, respectively.

iHeartMedia

iHeartMedia revenues increased $30 million, or 1%, in 2014, driven primarily by political advertising, our traffic and weather business and the impact of strategic sales initiatives, and higher core national broadcast revenues, including events and digital revenue. Digital streaming revenue was higher for the year as a result of increased advertising on our iHeartRadio platform. Partially offsetting these increases was a decrease in core local broadcast radio and syndication revenues.

Operating expenses rose $11 million in 2014 compared to the previous year, driven primarily by higher compensation expense, including commissions, higher programming and content costs and higher spending on revenue and efficiency initiatives. These increases were partially offset by lower costs in our national syndication business.

OIBDAN increased $19 million, or 2%, to $1,188 million in 2014 compared to 2013. Included in 2014 OIBDAN are $20 million in expenses related to investments in strategic revenue and efficiency initiatives compared to $10 million in 2013.

Americas Outdoor

Americas outdoor revenues declined $34 million, or 3%, in 2014 compared to prior year, after adjusting for a $3 million unfavorable impact from movements in foreign exchange rates. On a reported basis, revenues declined $37 million, or 3% over prior year. Lower spending by national accounts and the nonrenewal of certain airport contracts drove revenues lower. These declines were partially offset by higher revenues in digital displays due to greater capacity. Partially offsetting the growth of digital was the absence of revenue from digital boards in Los Angeles that were turned off due to a court ruling.

Operating expenses decreased $17 million, or 2%, in 2014 compared to prior year, after adjusting for a $3 million unfavorable impact from movements in foreign exchange rates. On a reported basis, operating expenses declined $20 million, or 3% over prior year. Operating expenses in 2014 reflected a decline in variable expenses, such as site lease and commission expenses related to lower revenues. Expenses in 2014 also included a $3 million decline related to spending on strategic revenue and efficiency initiatives.

OIBDAN decreased $17 million, or 3%, to $486 million in 2014 compared to the prior year. OIBDAN in 2014 included approximately $3 million of expenses related to certain investments in strategic revenue and efficiency initiatives compared to $6 million in 2013.

International Outdoor

International outdoor revenues rose $72 million, or 4%, in 2014 compared to the prior year, after adjusting for a $19 million unfavorable impact from movements in foreign exchange rates. On a reported basis, revenues increased $52 million, or 3% over prior year. The increase in revenue was driven primarily by growth in Europe including Italy, related to a new contract for the Rome airports, as well as growth in Sweden, France, and the UK. Revenue in emerging markets also increased, primarily driven by strong performance in China and Mexico.

Operating expenses increased $40 million, or 3%, in 2014 compared to the prior year, after adjusting for a $14 million unfavorable impact from movements in foreign exchange rates. On a reported basis, operating expenses increased $27 million, or 2% over prior year. Operating expenses increased due to higher variable costs associated with new contracts, including the Rome airports contract in Italy, and higher compensation in connection with higher revenues, as well as higher litigation expenses.

OIBDAN increased $31 million, or 10%, in 2014 compared to the prior year, after adjusting for a $6 million unfavorable impact from movements in foreign exchange rates. On a reported basis, OIBDAN was up $25 million, or 8%, compared to prior year.

Conference Call

iHeartMedia, Inc. along with its wholly owned subsidiary, iHeartCommunications, Inc., and its publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc., will host a conference call to discuss results on February 19, 2015, at 8:30 a.m. Eastern Time. The conference call number is (800) 260-0718 (U.S. callers) and (612) 288-0318 (International callers) and the passcode for both is 352334. A live audio webcast of the conference call will also be available on the investor section of www.iheartmedia.com and www.clearchanneloutdoor.com. After the live conference call, a replay will be available for 30 days. The replay numbers are (800) 475-6701 (U.S. callers) and (320) 365-3844 (International callers) and the passcode for both is 352334. An archive of the webcast will be available beginning 24 hours after the call for 30 days.

TABLE 1 - Financial Highlights of iHeartMedia, Inc. and Subsidiaries

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$1,715,797	$1,694,367	$6,318,533	$6,243,044
Operating expenses:
Direct operating expenses	648,666	674,978	2,534,365	2,554,087
Selling, general and administrative expenses	421,116	423,803	1,687,208	1,649,861
Corporate expenses	87,228	67,812	320,331	313,514
Depreciation and amortization	186,100	191,582	710,898	730,828
Impairment charges	19,239	16,970	24,176	16,970
Other operating income (expense), net	(5,678)	13,304	40,031	22,998

Operating income	347,770	332,526	1,081,586	1,000,782
Interest expense	437,261	418,014	1,741,596	1,649,451
Gain (loss) on marketable securities	—	(50)	—	130,879
Equity in loss of nonconsolidated affiliates	(29)	(91,291)	(9,416)	(77,696)
Gain (loss) on extinguishment of debt	12,912	(83,980)	(43,347)	(87,868)
Other income (expense), net	(7,211)	(4,591)	9,104	(21,980)

Loss before income taxes	(83,819)	(265,400)	(703,669)	(705,334)
Income tax benefit (expense)	33,654	(36,833)	(58,489)	121,817

Consolidated net loss	(50,165)	(302,233)	(762,158)	(583,517)
Less: Amount attributable to noncontrolling interest	17,923	6,994	31,603	23,366

Net loss attributable to the Company	$(68,088)	$(309,227)	$(793,761)	$(606,883)

For the three months ended December 31, 2014, foreign exchange rate movements decreased the Company’s revenues by $34 million and decreased direct operating expenses by $20 million and SG&A expenses by $6 million. For the year ended December 31, 2014, foreign exchange rate movements decreased the Company’s revenues by $23 million and direct operating expenses by $12 million and SG&A expenses by $4 million.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for December 31, 2014 and 2013:

(In millions)	December 31,
	2014	2013
Cash	$457.0	$708.2
Total Current Assets	2,180.1	2,513.3
Net Property, Plant and Equipment	2,699.1	2,897.6
Total Assets	14,040.2	15,097.3

Current Liabilities (excluding current portion of long term debt)	1,360.7	1,309.9
Long-term Debt (including current portion of long term debt)	20,326.0	20,484.2
Shareholders’ Deficit	(9,665.2)	(8,696.6)

TABLE 3 - Total Debt

At December 31, 2014 and 2013, iHeartMedia, Inc. had total debt of:

(In millions)	December 31,
	2014	2013
Senior Secured Credit Facilities	$7,231.2	$8,225.8
Receivables Based Facility	—	247.0
Priority Guarantee Notes	5,324.8	4,324.8
Subsidiary Revolving Credit Facility due 2018	—	—
Other Secured Subsidiary Debt	19.3	21.1

Total Secured Debt	12,575.3	12,818.7

Senior Cash Pay and Senior Toggle Notes	—	222.2
Senior Notes due 2021	1,661.7	1,404.2
iHeartCommunications Legacy Notes	667.9	1,436.5
Senior Notes due 2018	730.0	—
Subsidiary Senior Notes due 2022	2,725.0	2,725.0
Subsidiary Senior Subordinated Notes due 2020	2,200.0	2,200.0
Other Subsidiary Debt	1.0	—
Purchase accounting adjustments and original issue discount	(234.9)	(322.4)

Total long term debt (including current portion of long-term debt)	$20,326.0	$20,484.2

The current portion of long-term debt was $4 million and $454 million as of December 31, 2014 and 2013, respectively.

Liquidity and Financial Position

For the year ended December 31, 2014, cash flow provided by operating activities was $245 million, cash flow used for investing activities totaled $89 million, cash flow used for financing activities was $398 million, and the effect of exchange rate changes on cash totaled $10 million. The net decrease in cash was $251 million.

Capital expenditures for the year ended December 31, 2014 were approximately $318 million compared to $325 million in 2013.

On December 11, 2014, iHeartMedia announced that its subsidiary had entered into an agreement with Vertical Bridge Acquisitions, LLC (the “Buyer”) for the sale of 411 of our broadcast communications tower sites and related assets for up to $400.0 million (the “Tower Portfolio”). The acquisition of the Tower Portfolio may occur in one or more closings, and the transaction is subject to due diligence and other customary closing conditions. The Buyer is required to acquire at least 85% of the Tower Portfolio. Simultaneous with each closing of the sale of the towers, we will enter into lease agreements for the continued use of the subject towers. If all 411 towers are acquired, we will have annual lease payments of approximately $22.7 million, a loss of annual tenant revenues of approximately $11.6 million and a reduction of direct operating expenses of approximately $3.8 million annually.

During the year ended December 31, 2014, subsidiaries of the Company entered into the following debt transactions:

CCU Escrow Corporation (entity merged into iHeartCommunications in 2014)

•	Issued $850 million aggregate principal amount of 10% Senior Notes due 2018

iHeartCommunications, Inc. (a subsidiary of iHeartMedia, Inc.)

•	Repaid all $247 million outstanding under its receivables-based credit facility

•	Retired $130 million aggregate principal amount of its 5.5% Senior Notes due 2014 held by its subsidiary, CC Finco, LLC

•	Redeemed $567 million aggregate principal amount of its 5.5% Senior Notes due 2014 and $241 million aggregate principal amount of its 4.9% Senior Notes due 2015

•	Paid off $222 million of long-term debt through the issuance of notes due 2021 and sale to a subsidiary and redeeming the remaining outstanding $94 million of Senior Cash Pay Notes due 2016 and $128 million of Senior Toggle Notes due 2016.

•	Issued $1,000 million aggregate principal amount of Priority Guarantee Notes due 2022 and prepaid $975 million of the loans outstanding under its Term Loan B facility and $16 million of the loans outstanding under its Term Loan C-asset sale facility.

CC Finco, LLC. (a subsidiary of iHeartMedia, Inc.)

•	Sold $227 million aggregate principal amount of 14% Senior Notes due 2021 to private purchasers.

•	Repurchased, through open market purchases, $53 million aggregate principal amount of iHeartCommunications’ outstanding 5.5% Senior Notes due 2014 and $9 million aggregate principal amount of iHeartCommunications’ outstanding 4.9% Senior Notes due 2015 for a total of $63 million, including accrued interest. iHeartCommunications cancelled these notes subsequent to the purchase.

•	During the period from October 1, 2014 through December 31, 2014, CC Finco repurchased via open market transactions a total of $177 million aggregate principal amount of notes, comprised of $57 million of iHeartCommunications’ outstanding 5.5% Senior Notes due 2016 and $120 million of iHeartCommunications’ outstanding 10.0% Senior Notes due 2018 for a total purchase price of $159 million, including accrued interest. The notes repurchased by CC Finco were not cancelled and remain outstanding.

The senior secured credit facilities require iHeartMedia to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities) for the preceding four quarters. iHeartCommunications’ secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt. As required by the definition of consolidated EBITDA in iHeartCommunications’ senior secured credit facilities, iHeartCommunications’ consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income, net plus share-based compensation and is further adjusted for the following items: (i) costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses and severance; (iii) non-cash charges; (iv) cash received from nonconsolidated affiliates; and (v) various other items.

The following table reflects a reconciliation of consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities) to operating income and net cash provided by operating activities for the year ended December 31, 2014:

(In millions)	Year Ended December 31,
Note numbers may not sum due to rounding	2014
Consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities)	$1,942
Less adjustments to consolidated EBITDA (as defined by iHeart’s senior secured credit facilities):
Cost incurred in connection with closure and/or consolidation of facilities, retention charges, consulting fees, and other permitted activities	(76)
Extraordinary, non-recurring or unusual gains or losses or expenses and severance (as referenced in the definition of consolidated EBITDA in iHeartCommunications’ senior secured credit facilities)	(31)
Non-cash charges	(36)
Cash received from nonconsolidated affiliates	(1)
Other items	(10)
Less: Depreciation and amortization, Impairment charges, Other operating income, net, and Share-based compensation expense	(706)

Operating income	1,082

Plus: Depreciation and amortization, Impairment charges, Gain (loss) on disposal of operating and fixed assets, and Share-based compensation expense	701
Less: Interest expense	(1,742)
Less: Current income tax expense	(25)
Less: Other expense, net	9
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	90
Change in assets and liabilities, net of assets acquired and liabilities assumed	130

Net cash provided by operating activities	$245

The maximum ratio under this financial covenant is currently set at 8.75:1. At December 31, 2014, the ratio was 6.3:1.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months and years ended December 31, 2014 and 2013. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expenses and amortization of deferred system implementation costs as well as the following line items presented in its Statement of Comprehensive Loss: Income tax benefit; Other income (expense), net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income, net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and net income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net loss, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the U.K. and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2014 actual foreign revenues, expenses and OIBDAN at average 2013 foreign exchange rates) allows for comparison of operations independent of foreign exchange rate movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenues excluding the effects of foreign exchange to revenues; (iii) Expenses excluding the effects of foreign exchange to expenses; (iv) OIBDAN excluding the effects of foreign exchange to OIBDAN; (v) Revenues excluding effects of political revenue to iHM revenues; (vi) Corporate expenses excluding non-cash compensation expenses to Corporate expenses; and (vii) OIBDAN to net loss.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expenses	Depreciation and amortization	Other operating (income) expense, net	Impairment charges	Other adjustments	OIBDAN
Three Months Ended December 31, 2014
iHM	$291,469	$—	$55,213	$—	$—	$140	$346,822
Americas Outdoor	90,207	—	50,546	—	—	—	140,753
International Outdoor	67,507	—	56,668	—	—	—	124,175
Other	26,626	—	7,779	—	—	—	34,405
Impairment Charges	(19,239)	—	—	—	19,239	—	—
Corporate	(103,122)	2,649	15,894	—	—	719	(83,860)
Other operating expense, net	(5,678)	—	—	5,678	—	—	—

Consolidated	$347,770	$2,649	$186,100	$5,678	$19,239	$859	$562,295

Three Months Ended December 31, 2013
iHM	$261,743	$—	$61,521	$—	$—	$—	$323,264
Americas Outdoor	82,786	—	52,341	—	—	—	135,127
International Outdoor	64,616	—	53,914	—	—	—	118,530
Other	9,171	—	9,494	—	—	—	18,665
Impairment Charges	(16,970)	—	—	—	16,970	—	—
Corporate	(82,124)	2,622	14,312	—	—	—	(65,190)
Other operating income, net	13,304	—	—	(13,304)	—	—	—

Consolidated	$332,526	$2,622	$191,582	$(13,304)	$16,970	$—	$530,396

Year Ended December 31, 2014
iHM	$946,968	$—	$240,868	$—	$—	$218	$1,188,054
Americas Outdoor	290,967	—	194,640	—	—	—	485,607
International Outdoor	122,814	—	207,431	—	—	—	330,245
Other	59,739	—	33,543	—	—	—	93,282
Impairment Charges	(24,176)	—	—	—	24,176	—	—
Corporate	(354,757)	10,713	34,416	—	—	1,396	(308,232)
Other operating income, net	40,031	—	—	(40,031)	—	—	—

Consolidated	$1,081,586	$10,713	$710,898	$(40,031)	$24,176	$1,614	$1,788,956

Year Ended December 31, 2013
iHM	$906,718	$—	$262,136	$—	$—	$—	$1,168,854
Americas Outdoor	306,454	—	196,597	—	—	—	503,051
International Outdoor	100,912	—	203,927	—	—	—	304,839
Other	23,061	—	39,291	—	—	—	62,352
Impairment Charges	(16,970)	—	—	—	16,970	—	—
Corporate	(342,391)	16,715	28,877	—	—	—	(296,799)
Other operating income, net	22,998	—	—	(22,998)	—	—	—

Consolidated	$1,000,782	$16,715	$730,828	$(22,998)	$16,970	$—	$1,742,297

Reconciliation of Revenues excluding Effects of Foreign Exchange Rates to Revenues

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
Consolidated revenue	$1,715,797	$1,694,367	1%	$6,318,533	$6,243,044	1%

Excluding: Foreign exchange decrease	34,265	—		22,677	—

Revenue excluding effects of foreign exchange	$1,750,062	$1,694,367	3%	$6,341,210	$6,243,044	2%

Americas Outdoor revenue	$335,786	$337,620	(1%)	$1,253,190	$1,290,452	(3%)

Excluding: Foreign exchange decrease	1,166	—		3,420	—

Americas Outdoor revenue excluding effects of foreign exchange	$336,952	$337,620	(0%)	$1,256,610	$1,290,452	(3%)

International Outdoor revenue	$466,223	$468,476	(0%)	$1,708,069	$1,655,738	3%

Excluding: Foreign exchange decrease	33,099	—		19,257	—

International Outdoor revenue excluding effects of foreign exchange	$499,322	$468,476	7%	$1,727,326	$1,655,738	4%

Reconciliation of Expenses (Direct Operating and SG&A Expenses) excluding Effects of Foreign Exchange Rates to Expenses

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
Consolidated expense	$1,069,782	$1,098,781	(3%)	$4,221,573	$4,203,948	0%

Excluding: Foreign exchange decrease	26,140	—		16,473	—

Consolidated expense excluding effects of foreign exchange	$1,095,922	$1,098,781	(0%)	$4,238,046	$4,203,948	1%

Americas Outdoor expense	$195,033	$202,493	(4%)	$767,583	$787,401	(3%)

Excluding: Foreign exchange decrease	943	—		2,965	—

Americas Outdoor expense excluding effects of foreign exchange	$195,976	$202,493	(3%)	$770,548	$787,401	(2%)

International Outdoor expense	$342,048	$349,946	(2%)	$1,377,824	$1,350,899	2%

Excluding: Foreign exchange decrease	25,197	—		13,508	—

International Outdoor expense excluding effects of foreign exchange	$367,245	$349,946	5%	$1,391,332	$1,350,899	3%

Reconciliation of OIBDAN excluding Effects of Foreign Exchange Rates to OIBDAN

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
Consolidated OIBDAN	$562,295	$530,396	6%	$1,788,956	$1,742,297	3%

Excluding: Foreign exchange decrease	7,846	—		8,721	—

OIBDAN excluding effects of foreign exchange	$570,141	$530,396	7%	$1,797,677	$1,742,297	3%

Americas Outdoor OIBDAN	$140,753	$135,127	4%	$485,607	$503,051	(3%)

Excluding: Foreign exchange decrease	223	—		455	—

Americas Outdoor OIBDAN excluding effects of foreign exchange	$140,976	$135,127	4%	$486,062	$503,051	(3%)

International Outdoor OIBDAN	$124,175	$118,530	5%	$330,245	$304,839	8%

Excluding: Foreign exchange decrease	7,903	—		5,749	—

International Outdoor OIBDAN excluding effects of foreign exchange	$132,078	$118,530	11%	$335,994	$304,839	10%

Corporate OIBDAN	$(83,860)	$(65,190)	29%	$(308,232)	$(296,799)	4%

Excluding: Foreign exchange decrease	(280)	—		2,517	—

Corporate OIBDAN excluding effects of foreign exchange	$(84,140)	$(65,190)	29%	$(305,715)	$(296,799)	3%

Reconciliation of Revenues excluding Effects of Political Revenue to Revenues

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
Consolidated revenue	$1,715,797	$1,694,367	1%	$6,318,533	$6,243,044	1%
Excluding: Political revenue	(45,635)	(5,716)		(86,877)	(21,838)

Consolidated revenue excluding effects of political revenue	$1,670,162	$1,688,651	(1%)	$6,231,656	$6,221,206	0%

iHM revenue	$854,311	$845,555	1%	$3,161,503	$3,131,595	1%
Excluding: Political revenue	(26,466)	(4,107)		(51,708)	(17,006)

iHM revenue excluding effects of political revenue	$827,845	$841,448	(2%)	$3,109,795	$3,114,589	(0%)

Americas Outdoor revenue	$335,786	$337,620	(1%)	$1,253,190	$1,290,452	(3%)
Excluding: Political revenue	(1,760)	(159)		(4,658)	(739)

Americas Outdoor revenue excluding effects of political revenue	$334,026	$337,461	(1%)	$1,248,532	$1,289,713	(3%)

Other revenue	$76,683	$60,086	28%	$260,920	$227,864	15%
Excluding: Political revenue	(17,408)	(1,450)		(30,510)	(4,093)

Revenue excluding effects of political revenue	$59,275	$58,636	1%	$230,410	$223,771	3%

Reconciliation of Corporate Expenses excluding Non-cash compensation expenses to Corporate Expenses

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
Corporate Expense	$87,228	$67,812	29%	$320,331	$313,514	2%
Less: Non-cash compensation expense	(2,649)	(2,622)		(10,713)	(16,715)
Less: Amortization of system implementation costs	(719)	—		(1,396)	—
Less: Eliminations	—	—		10	—

	$83,860	$65,190	29%	$308,232	$296,799	4%

Reconciliation of OIBDAN to Net Loss

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
OIBDAN	$562,295	$530,396	6%	$1,788,956	$1,742,297	3%
Non-cash compensation expense	2,649	2,622		10,713	16,715
Depreciation and amortization	186,100	191,582		710,898	730,828
Impairment charges	19,239	16,970		24,176	16,970
Amortization of deferred system implementation costs	859	—		1,614	—
Other operating income, net	(5,678)	13,304		40,031	22,998

Operating income	347,770	332,526		1,081,586	1,000,782
Interest expense	437,261	418,014		1,741,596	1,649,451
Gain (loss) on marketable securities	—	(50)		—	130,879
Equity in earnings (loss) of nonconsolidated affiliates	(29)	(91,291)		(9,416)	(77,696)
Gain (loss) of extinguishment of debt	12,912	(83,980)		(43,347)	(87,868)
Other income (expense), net	(7,211)	(4,591)		9,104	(21,980)

Loss before income taxes	(83,819)	(265,400)		(703,669)	(705,334)
Income tax benefit (expense)	33,654	(36,833)		(58,489)	121,817

Consolidated net loss	(50,165)	(302,233)		(762,158)	(583,517)
Less: Amount attributable to noncontrolling interest	17,923	6,994		31,603	23,366

Net loss attributable to the Company	$(68,088)	$(309,227)		$(793,761)	$(606,883)

About iHeartMedia, Inc.

iHeartMedia, Inc. (OTCBB: IHRT), the parent company of iHeartCommunications, is one of the leading global multi-platform media and entertainment companies specializing in radio, digital, out-of-home, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers. Its iHeartMedia division has the largest reach of any radio or television outlet in America, serving 150 cities through 858 owned radio stations in addition to its iHeartRadio digital platform. Its publicly traded Clear Channel Outdoor Holdings, Inc. division (NYSE: CCO) is one of the world’s largest out-of-home advertising companies, with more than 640,000 displays in over 40 countries across five continents, including 45 of the 50 largest markets in the United States. More information is available at www.iheartmedia.com.

For further information, please contact:

Media

Wendy Goldberg

Executive Vice President – Communications

(212) 377-1105

Investors

Effie Epstein

Vice President – Planning and Investor Relations

(212) 377-1116

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries, including iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc., to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward- looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: the impact of the Company’s substantial indebtedness, including the use of cash from operations and other liquidity-generating transactions to make payments on its indebtedness; changes in business, political and economic conditions in the United States and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in governmental regulations and policies and actions of regulatory bodies; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; taxes and tax disputes; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.